Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CSP Inc. of our report dated December 20, 2024, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of CSP Inc. for the year ended September 30, 2024.

/s/ RSM US LLP

Coral Gables, Florida

March 11, 2025